EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Medicus Pharma Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value	457(c)	3,710,000	7.22(2)	$26,786,200(2)	$153.10 per $1,000,000	$4,100.97
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$26,786,200(2)		$4,100.97
	Total Fees Previously Paid							N/A
	Total Fee Offsets							$0
	Net Fee Due							$4,100.97

(1) Represents 105,840 common shares, no par value (“Common Shares”), previously issued to the selling shareholder and up to 3,604,160 Common Shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling shareholder. The Common Shares will be offered for resale by the selling shareholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) In accordance with Rule 457(c), on the basis of the high and low prices for the Common Shares on the Nasdaq Capital Market on May 22, 2022.